Exhibit 99.1

October 24, 2006

Riley Investment Management, LLC

11100 Santa Monica Boulevard, Suite 810

Los Angeles, California 90025

Attention: Bryant R. Riley

Zeff Capital Partners, L.P.

50 California Street, Suite 1500

San Francisco, California 94111

Attention: Daniel Zeff

Dear Messrs. Riley and Zeff:

NetManage, Inc. (“NetManage”) has received your letter to the Board of Directors of NetManage dated August 31, 2006 (your “August 31 Letter”), pursuant to which you informed us of your interest in acquiring all of the outstanding shares of NetManage common stock that you do not already own for $5.25 per share in cash, and in response to our letter to you dated September 12, 2006, we are also in receipt of your subsequent letter to the Board of Directors of NetManage dated October 3, 2006 (your “October 3 Letter”).

NetManage has thoroughly reviewed both your August 31 Letter and your October 3 Letter and discussed them and related other matters with the Board of Directors of NetManage and its advisors, including its legal counsel and its financial advisors. The Board of Directors of NetManage has concluded that NetManage is not interested in entering into negotiations with you at this time regarding your interest in acquiring all of the outstanding shares of NetManage common stock that you do not already own. Among other factors, the Board of Directors of NetManage has concluded, with the assistance of its advisors, that the price per share contemplated by your August 31 Letter is inadequate and not in the best interests of NetManage’s stockholders.

At this point, we do not think it is in the best interests of NetManage or its stockholders to devote further resources and management attention towards the consideration of the matters discussed in your letters and that such resources and management attention are better spent on the ongoing operations and performance of NetManage.

Please be advised that we expect to issue a press release regarding the subject matter of this letter and file a copy of this letter as an exhibit to a Form 8-K that we will file with the U.S. Securities and Exchange Commission.

Thank you for your interest in NetManage.

Regards,

/s/

Zvi Alon

Chairman of the Board of Directors,

Chief Executive Officer & President

cc:	Andrew E. Nagel, Esq.
Kirkland & Ellis LLP